UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 3, 2014

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Teledyne Technologies Incorporated

(Exact name of registrant as specified in its charter)

Delaware	1-15295	25-1843385
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1049 Camino Dos Rios Thousand Oaks, California		91360 (Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (805) 373-4545

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 3, 2014, Teledyne Technologies Incorporated (“Teledyne”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Bolt Technology Corporation (“Bolt”), and Lightning Merger Sub, Inc., a direct, wholly-owned subsidiary of Teledyne (“Merger Sub”). The Merger Agreement provides for the acquisition of Bolt by Teledyne by means of a merger of the Merger Sub with and into Bolt, with Bolt being the surviving corporation. As a result of the Merger, Bolt would become a wholly-owned subsidiary of Teledyne (the “Merger”).

At the effective time of the Merger, each share of Bolt common stock issued and outstanding immediately prior to the effective time (other than shares owned by Teledyne, Merger Sub, Bolt or any shareholders who have properly exercised and perfected appraisal rights under Connecticut law) will be converted automatically into the right to receive $22.00 in cash, without interest. Additionally, at the effective time of the Merger, each outstanding option to purchase common stock of Bolt (whether vested or unvested) will be converted into the right to receive an amount in cash equal to the excess, if any, of $22.00 over the exercise price of such option, and each outstanding share of Bolt restricted stock shall vest and become free of restrictions and be converted into the right to receive an amount in cash equal to $22.00, in each case without interest and less any required withholding taxes.

The anticipated aggregate consideration to be paid by Teledyne to consummate the Merger is approximately $171 million, taking into account Bolt’s stock options and net cash as of March 31, 2014.

The Boards of Directors of Teledyne and Bolt have approved the Merger and the Merger Agreement. The consummation of the Merger is subject to closing conditions, including approval of the Merger Agreement by the holders of the requisite number of shares of Bolt common stock under the Connecticut Business Corporation Act, the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and other conditions customary for a transaction of this type. The completion of the Merger is not subject to a financing condition.

The Merger Agreement provides that Bolt may not solicit competing acquisition proposals, subject to certain exceptions designed to allow Bolt’s Board of Directors to fulfill its fiduciary duties. In addition, the Merger Agreement contains certain termination rights and provides that, upon the termination of the Merger Agreement under specified circumstances, Bolt may be required to pay Teledyne a termination fee equal to $7,500,000 and to pay Teledyne’s expenses up to $1,000,000.

Bolt, Teledyne and Merger Sub each made certain representations, warranties and covenants in the Merger Agreement, including, among other things, covenants by Bolt to conduct its business in the ordinary course during the interim period between the execution of the Merger Agreement and consummation of the Merger.

Concurrently with the execution and delivery of the Merger Agreement, and as a condition and inducement to the willingness of Teledyne and Merger Sub to enter into the Merger Agreement, each of the directors and certain executive officers of Bolt (the “Shareholders”) entered into a shareholder agreement (each a “Shareholder Agreement” and collectively the “Shareholder Agreements”) covering a total of 493,502 shares (including shares that may be acquired upon exercise of options to acquire shares) of Bolt’s common stock legally or beneficially owned by the Shareholders (the “Shares”). Under the Shareholder Agreements, and subject to the terms and conditions set forth therein, each Shareholder (i) has agreed to vote his Shares in favor of the Merger, (ii) has agreed to certain restrictions on the disposition of such Shares and (iii) tenders his resignation from any directorships occupied with Bolt and any of its subsidiaries, subject to and effective upon the closing of the Merger. The executive officers of Bolt have also agreed not to compete with Teledyne for three years. The Shareholder Agreements provide that they will terminate concurrently with any termination of the Merger Agreement.

A copy of the Merger Agreement (together with the forms of Shareholder Agreement attached as exhibits to the Merger Agreement) is filed as Exhibit 2.1 to this Report and is incorporated herein by reference. We encourage you to read the Merger Agreement for a more complete understanding of the transaction. The foregoing description of the Merger Agreement and the Shareholder Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement and each Shareholder Agreement.

Item 8.01 Other Information.

On September 3, 2014, Teledyne and Bolt issued a joint press release relating to the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

Also on September 3, 2014, Teledyne issued a press release announcing that it has entered into an accelerated share repurchase agreement with a financial institution to repurchase 1,030,000 shares of Teledyne’s common stock, pursuant to Teledyne’s previously announced share repurchase program. The estimated value of the repurchase transaction is approximately $100 million. Under the agreement, Teledyne will immediately purchase shares from a financial institution, which will purchase an equivalent number of shares on the open market. Teledyne may receive, or be required to remit, a price adjustment based on a volume-weighted average price of Teledyne’s common stock over the term of the transaction minus a pre-agreed discount. This accelerated repurchase transaction is subject to customary terms and conditions and is expected to be completed no later than the second quarter of 2015. A copy of the press release is attached hereto as Exhibit 99.2.

Under Teledyne’s 2,500,000 share stock repurchase program authorized in October 2011, Teledyne repurchased 1,124,852 shares for approximately $80 million through August 31, 2014. The following table sets forth the shares repurchased during the months of July and August 2014:

Fiscal Month 2014	Total number of shares purchased	Average price paid per share	Total number of shares purchased as part of publicly announced plans or programs	Maximum number of shares that may yet be purchased under the plans or programs

June 30 – August 3	55,500	$94.77	55,500	1,415,972

August 4 – August 31	40,824	$94.20	40,824	1,375,148

Total	96,324	$94.53	96,324

Additional Information and Where to Find It

Bolt plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its shareholders a Proxy Statement in connection with the transactions contemplated by the Merger Agreement. The Proxy Statement will contain important information about Bolt, Teledyne, the Merger, the Merger Agreement and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available.

Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Bolt through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders of Bolt will be able to obtain free copies of the Proxy Statement from Bolt by contacting Bolt Technology Corporation, Four Duke Place, Norwalk, CT 06854, Attn: Investor Relations or by calling (203) 853-0700.

Investors and security holders are urged to read all relevant documents filed with the SEC, including the Proxy Statement, because they will contain important information about the proposed Merger.

Participants in Solicitation

Bolt and Teledyne and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Bolt’s shareholders with respect to the transactions contemplated by the Merger Agreement. Information regarding Bolt’s directors and executive officers is contained in Bolt’s Annual Report on Form 10-K for the year ended June 30, 2013, its proxy statement dated October 24, 2013, and its Current Report on Form 8-K filed August 15, 2014, which are filed with the SEC. As of September 3, 2014, Bolt’s directors and officers owned approximately 471,919 shares, or 5.4%, of Bolt’s common stock (excluding shares of common stock underlying outstanding options). Additional information regarding the interests of the participants in the solicitation of proxies in connection with the transaction will be included in the Proxy Statement. Information regarding the officers and directors of Teledyne is included in its most recent Annual Report on Form 10-K filed with the SEC on February 25, 2014, its Proxy Statement for its 2014 Annual Meeting of Stockholders filed with the SEC on March 5, 2014, and its Current Reports on Form 8-K filed with the SEC on April 24, 2014, May 16, 2014, July 24, 2014 and August 27, 2014. These documents can be obtained free of charge at the SEC’s Web site at www.sec.gov, and by contacting Teledyne Investor Relations at (805) 373-4545 or by going to Teledyne’s website at www.teledyne.com.

Forward-Looking Information Cautionary Notice

This report contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, with respect to management’s beliefs about the financial condition, results of operations and businesses of Teledyne in the future. Forward-looking information involves risks and uncertainties, is based on the current expectations of the management Teledyne and is subject to uncertainty and changes in circumstances. The forward-looking information contained herein may include statements about the expected effects on Teledyne of the Merger and the accelerated share repurchase transaction, the anticipated timing and scope of the Merger and the accelerated share repurchase transaction, expected timing of the completion of the Merger and accelerated share repurchase transaction, the anticipated cost of the accelerated share repurchase transaction, anticipated earnings enhancements, estimated cost savings and other synergies, costs to be incurred in achieving synergies, anticipated capital expenditures and product developments, other strategic options and all other statements in this announcement other than historical facts. Forward-looking information includes, without limitation, statements typically containing words such as “intends”, “expects”, “anticipates”, “targets”, “estimates” and words of similar import. By its nature, forward-looking information is not a guarantee of future performance or results and involves risks and uncertainties because it relates to events and depends on circumstances that will occur in the future. Actual results could differ materially from this forward-looking information. Many factors could change anticipated results, including, with respect to the Merger, Teledyne’s ability to integrate Bolt’s operations, retain customers and key employees and achieve operating synergies, the ability to develop and market new competitive products, risks associated with global economic conditions and fluctuations in offshore energy activity, failure of the requisite number of Bolt’s stockholders to approve the transaction, operating results of Bolt being lower than anticipated, and unexpected acquisition-related costs and expenses. Certain of these and other factors that could affect Bolt’s business are discussed in Bolt’s Annual Report for the fiscal year ended June 30, 2013 and Bolt’s Quarterly Reports on Form 10-Q for the periods ending September 30, 2013, December 31, 2013 and March 31, 2014. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Teledyne’s periodic filings with the Securities and Exchange Commission, including its 2013 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Teledyne does not undertake any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit 2.1	Agreement and Plan of Merger, dated as of September 3, 2014 among Teledyne Technologies Incorporated, Lightning Merger Sub, Inc. and Bolt Technology Corporation.[1]

Exhibit 99.1	Joint Press Release of Teledyne Technologies Incorporated and Bolt Technology Corporation announcing the execution of a merger agreement.

Exhibit 99.2	Press Release of Teledyne Technologies Incorporated announcing accelerated share repurchase program.

1 Teledyne agrees to furnish on a supplemental basis to the SEC, upon request, a copy of the omitted Bolt disclosure schedule.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELEDYNE TECHNOLOGIES INCORPORATED

By:	/s/ Susan L. Main

Susan L. Main
Senior Vice President and Chief Financial Officer

Dated September 3, 2014

EXHIBIT INDEX

Description

Exhibit 2.1	Agreement and Plan of Merger, dated as of September 3, 2014 among Teledyne Technologies Incorporated, Lightning Merger Sub, Inc. and Bolt Technology Corporation.[1]

Exhibit 99.1	Joint Press Release of Teledyne Technologies Incorporated and Bolt Technology Corporation announcing the execution of a merger agreement.

Exhibit 99.2	Press Release of Teledyne Technologies Incorporated announcing accelerated share repurchase program.

1 Teledyne agrees to furnish on a supplemental basis to the SEC, upon request, a copy of the omitted Bolt disclosure schedule.